PROSPECTUS SUPPLEMENT
                                               Filed Pursuant to Rule 424(B)(3)
                                                      Registration No. 33-64353
(To Prospectus dated December 11, 1995)

ALUMINUM COMPANY OF AMERICA
$300,000,000
6.75% Bonds due 2028
Interest payable January 15 and July 15

ISSUE PRICE: 99.329%

The Bonds are redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Bonds or (ii) as determined by a Quotation Agent (as defined herein), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein) plus 15 basis points plus, in each case, accrued interest thereon to the date of redemption. The Bonds are not convertible or exchangeable into any other security of the Company.

The Bonds will be represented by one or more Global Bonds registered in the name of the nominee of The Depository Trust Company, which will act as Deposi-tary. Interests in Global Bonds will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described in the Prospectus, owners of benefi-cial interest in a Global Bond will not be considered the Holders thereof and will not be entitled to receive physical delivery of Bonds in definitive form. See "Certain Terms of Bonds--Book-Entry System."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------

          PRICE TO     UNDERWRITING PROCEEDS TO
          PUBLIC (1)   DISCOUNT (2) COMPANY (1)(3)
--------------------------------------------------
Per Bond  99.329%      .875%        98.454%
--------------------------------------------------
Total     $297,987,000 $2,625,000   $295,362,000
--------------------------------------------------

(1) Plus accrued interest, if any, from January 27, 1998.
(2) The Company has agreed to indemnify the several Underwriters against cer-tain civil liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deduction of expenses payable by the Company estimated at $250,000.

The Bonds are offered by the several Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Bonds will be made in book-entry form only through the facilities of The Depository Trust Company on or about January 27, 1998.

J.P. MORGAN & CO.
               CREDIT SUISSE FIRST BOSTON
                                GOLDMAN, SACHS & CO.
                                                            MERRILL LYNCH & CO.

January 22, 1998

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE BONDS. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE BONDS IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement and the accompanying Prospectus in connection with the offer contained in this Prospectus Supplement and the accompanying Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer by the Company or by any Underwriter to sell securities in any state to any person to whom it is unlawful for the Company or such Underwriter to make such offer in such state. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT
Summary of Financial Information........................................... S-3
Operating Results.......................................................... S-3
Use of Proceeds and Capital Expenditures................................... S-4
Ratios of Earnings to Fixed Charges........................................ S-4
Certain Terms of the Bonds................................................. S-4
Underwriting............................................................... S-7
Validity of the Bonds...................................................... S-7
                                  PROSPECTUS
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Aluminum Company of America................................................   3
Use of Proceeds............................................................   3
Description of Debt Securities.............................................   4
Description of Warrants....................................................  20
Description of Preferred Stock.............................................  20
Description of Common Stock................................................  24
United States Taxation.....................................................  25
Warrants...................................................................  33
Preferred Stock............................................................  34
Plan of Distribution.......................................................  34
Validity of Offered Securities.............................................  35
Independent Public Accountants.............................................  35

                       SUMMARY OF FINANCIAL INFORMATION

  The following summary of recent financial information is unaudited; however, in the opinion of management of the Company, such unaudited information includes all adjustments necessary for a fair statement of the results for such periods.

  The summary information should be read in conjunction with the financial statements and financial statement schedules of the Company incorporated herein by reference.

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                    THREE MONTHS
                                                        ENDED
                                                  DECEMBER 31, 1997  YEAR 1997
                                                  ----------------- -----------
Sales and operating revenues....................      $3,298.6        $13,319.2
Other income....................................          36.6            162.5
                                                      --------      -----------
                                                       3,335.2         13,481.7
                                                      ========      ===========
Cost of goods sold and operating expenses.......       2,530.9         10,155.8
Selling, general administrative and other
 expenses.......................................         189.7            670.6
Research and development expenses...............          39.1            143.2
Provision for depreciation and depletion........         185.4            734.9
Interest expense................................          34.7            140.9
Taxes other than payroll and severance taxes....          31.5            130.1
Special items...................................         (72.9)           (95.5)
                                                      --------      -----------
                                                       2,938.4         11,880.0
                                                      ========      ===========
Income (loss) from operations before taxes......         396.8          1,601.7
Income taxes (credits)..........................         107.0            528.7
                                                      --------      -----------
Income (loss) from operations...................         289.8          1,073.0
Less: Minority interests' share.................         (79.5)          (267.9)
                                                      --------      -----------
Net income (loss)...............................      $  210.3        $   805.1
                                                      ========      ===========
Basic earnings per common share.................         $1.23            $4.66
Cash dividends paid per common share............           .25             .975
Total assets....................................            --        $13,070.6
Long-term debt (excluding current portion)......            --          1,457.2
Shareholders equity.............................            --          4,419.4
Debt as a percent of invested capital...........            --            19.9%
Shares outstanding..............................            --      168,275,626
Average number of shares used to compute
 earnings per common share......................            --      172,225,796
Translation and exchange adjustments included in
 net income.....................................          $1.5             $6.9
Aluminum shipments (000 metric tons)............           734            2,956
Return on average shareholders' equity before
 special items..................................            --            17.1%

                               OPERATING RESULTS
                             (DOLLARS IN MILLIONS)

  For the fourth quarter of 1997, Alcoa earned $177.6, or $1.04 per share, before after-tax gains of $32.7 ($72.9 pretax) or 19 cents per share. The after-tax gains reflect the sale of a majority interest in Alcoa's Brazilian cable business and the sale of land in Japan. Net income for the 1997 fourth quarter included after-tax losses of $11.7, or 7 cents per share, as a result of marking to market certain aluminum commodity contracts. Of these losses, $3.6, or 2 cents per share, is attributable to fabricated product sales contracts that were delivered during the fourth quarter and $8.1, or 5 cents per share, is related to fabricated product sales contracts that will be shipped in future quarters.

  For the year, Alcoa earned $761.2, or $4.41 per share, before after-tax gains of $43.9 ($95.5 pretax), or 25 cents per share. The after-tax gains relate to the sale of various assets, partially offset by increases to environmental reserves. Results for the full year 1997 included net after-tax losses of $12.7, or 7 cents per share, for the above-mentioned aluminum commodity contracts.

  Total aluminum product shipments of 2.96 million metric tons were up 4% from 1996, primarily due to strong shipments of engineered and aerospace products. Revenues rose 3%, reflecting the impact of lower prices for most fabricated products. Alcoa continues to have 450,000 mt of smelting capacity idle, operating at 82% of rated capacity in 1997.

  Alumina revenues increased 5% in 1997, as shipments rose 13% from the 1996 year and prices declined. Revenues for non-aluminum products were down 1% from 1996, as improved results from the automotive electrical components and plastic closures businesses were offset by the loss of revenues from the sale of non-performing businesses.

  Alcoa's share of earnings at Alcoa Aluminio in Brazil improved to $67.4 in 1997 from $15.5 in 1996. Earnings at Alcoa of Australia fell slightly in 1997, with Alcoa's share dropping 3% to $176.8.

                   USE OF PROCEEDS AND CAPITAL EXPENDITURES

  The net proceeds from the sale of the Bonds will be used for general corporate purposes, which may include the purchase of the stock of Inespal, Spain's state-owned integrated aluminum producer. At December 31, 1997, total long and short term debt of the Company and its subsidiaries was $1,952.1 million.

  The Company's expenditures for properties, plants and equipment were $912 million in 1997.

  The Company anticipates that it will finance its 1998 expenditures and investments from internally generated funds together, if needed, with the proceeds of bank borrowings, the sale of debt and equity securities or all of them. The amount and timing of such additional financings cannot be determined at this time.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The ratios of the Company's earnings to fixed charges for the years ended December 31, 1993 through 1997 are 2.22, 6.47, 10.45, 7.25 and 9.44. The ratios include all earnings, before extraordinary items and the cumulative effects of accounting changes, and fixed charges of the Company and its majority owned subsidiaries plus the Company's proportionate share of earnings of 50% owned entities. Earnings have been calculated by adding to net income the provision for taxes on income, amortization of capitalized interest, interest expense and an amount representative of the interest factor in rentals, and have been decreased by the undistributed earnings of entities less than 50% owned, preferred stock dividend requirements of majority owned subsidiaries and the minority interest share in the losses of majority owned subsidiaries without fixed charges of the Company. Fixed charges consist of total interest expense, amortization of debt expense, an amount representative of the interest factor in rentals, interest capitalized and preferred stock dividend requirements of majority owned subsidiaries.

                          CERTAIN TERMS OF THE BONDS

  The following description of the terms of the Bonds offered hereby supplements, and should be read in conjunction with, the statements under "Description of Debt Securities" in the Prospectus.

GENERAL

  The Bonds will be limited to $300,000,000 aggregate principal amount, will bear interest from January 27, 1998, at the rate of interest stated on the cover page hereof and will mature on January 15, 2028. Interest will be payable semi-annually on January 15 and July 15 to the persons in whose names the Bonds are registered at the close of business on the January 1 or July 1, as the case may be, next preceding such interest payment date.

  The Bonds are not subject to the provisions of any optional or mandatory sinking fund. The Bonds are not convertible or exchangeable into any other security of the Company. The Indenture sets forth the conditions under which the Company may enter into a merger or consolidation, or convey, transfer or lease all or substantially all of its assets or properties (see "Description of Debt Securities--Consolidation, Merger and Sale of Assets" in the Prospectus), but the covenants contained therein and the Bonds will not afford Holders protection in the event of a sudden decline in credit rating that may result from a recapitalization, restructuring or other highly leveraged transaction.

OPTIONAL REDEMPTION

  The Bonds will be redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Bonds or (ii) as determined by a Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 15 basis points plus, in each case, accrued interest thereon to the date of redemption.

  "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

  "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Bonds.

  "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

  "Quotation Agent" means the Reference Treasury Dealer appointed by the Company.

  "Reference Treasury Dealer" means (i) J.P. Morgan Securities Inc. and its respective successors: provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Company.

  "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Bonds to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Bonds or portions thereof called for redemption.

STATUS

  The Bonds will rank pari passu with other unsubordinated indebtedness of the Company.

BOOK-ENTRY SYSTEM

  The Bonds will be issued in the form of one or more fully registered Global Bonds (collectively, the "Global Bond") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as Depositary, and registered in the name of the Depositary's nominee.

  So long as the Depositary, or its nominee, is the registered owner of the Global Bond, the Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Bonds, represented by the Global Bond, for the purposes of receiving payment on the Bonds, receiving notices and for all other purposes under the Indenture and the Bonds. Interests in the Global Bond will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided in the Prospectus, owners of beneficial interests in the Global Bond will not be entitled to have Bonds registered in their names, will not receive or be entitled to receive physical delivery of Bonds in definitive form and will not be considered the Holders thereof for any purpose under the Indenture. Accordingly, each person owning a beneficial interest in the Global Bond must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in the Global Bond desires to give or take any action which a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon instructions of beneficial owners owning through them. For a further description of the depositary arrangement with respect to the Global Bond, see "Description of Debt Securities--Book-Entry Securities" in the Prospectus.

  The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Securities Exchange Act of 1934, as amended. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DEFEASANCE OF CERTAIN OBLIGATIONS

  The Company may omit to comply with the covenants described under "Description of Debt Securities--Certain Limitations" and the covenant described under "Description of Debt Securities-- Consolidation, Merger and Sale of Assets" in the Prospectus if the conditions set forth under "Description of Debt Securities--Defeasance and Covenant Defeasance" in the Prospectus are satisfied.

                                 UNDERWRITING

  The Underwriters named below have severally agreed to purchase from the Company the following respective principal amounts of the Bonds:

                                                                     PRINCIPAL
                                                                       AMOUNT
UNDERWRITER                                                           OF BONDS
-----------                                                         ------------
J.P. Morgan Securities Inc. ......................................  $ 75,000,000
Credit Suisse First Boston Corporation............................    75,000,000
Goldman, Sachs & Co. .............................................    75,000,000
Merrill Lynch, Pierce, Fenner & Smith
     Incorporated.................................................    75,000,000
                                                                    ------------
  Total...........................................................  $300,000,000
                                                                    ============

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters will be obligated to purchase all of the Bonds if any are purchased.

  The Company has been advised by J.P. Morgan Securities Inc., as Representative of the Underwriters, that the Underwriters propose to offer the Bonds to the public initially at the offering price set forth on the cover page of this Prospectus Supplement and, through the Representative, to certain dealers at such price less a concession of .50% of the principal amount of the Bonds; that the Underwriters and such dealers may allow a discount of .25% of such principal amount on sales to other dealers; and, after the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representative.

  The Company has agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

  In connection with the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Bonds. Specifically, the Underwriters may overallot the offering, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, in the open market to cover syndicate shorts or to stabilize the price of the Bonds. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Bonds in the offering, if the syndicate repurchases previously distributed Bonds in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Bonds above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  The Underwriters and certain of their affiliates and associates may engage in transactions with, and/or perform services, including investment and commercial banking services, for the Company and its subsidiaries and affiliates in the ordinary course of business.

                             VALIDITY OF THE BONDS

  The validity of the Bonds will be passed upon for the Company by Denis A. Demblowski, Esq., Secretary and Senior Counsel of the Company, and for the Underwriters by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, who will rely as to all matters of Pennsylvania law upon the opinion of Denis A. Demblowski, Esq. Mr. Demblowski is a participant in the stock option plan and various other employee benefit plans offered to employees of the Company.

                               ----------------

                                  PROSPECTUS

                               ----------------

                                 $750,000,000
                  ALUMINUM COMPANY OF AMERICA DEBT SECURITIES
             WARRANTS TO PURCHASE DEBT SECURITIES, PREFERRED STOCK
                               AND COMMON STOCK

                               ----------------

  Aluminum Company of America (the "Company") may offer from time to time, either jointly or separately, up to an aggregate initial offering price of not more than $750,000,000 (or, if applicable, the equivalent thereof in other currencies) of its unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities") and warrants to purchase Debt Securities (the "Warrants"); Class B Serial Preferred Stock ("Preferred Stock") in one or more Series; and shares of Common Stock issuable upon conversion of Debt Securities or Preferred Stock (collectively, the "Securities"). The Debt Securities, Warrants and Preferred Stock may be offered independently or together in any combination for sale directly to purchasers or through dealers, underwriters or agents designated. Shares of Common Stock may be offered only in connection with Debt Securities or Preferred Stock which are, pursuant to the terms thereof, convertible to shares of Common Stock. The Securities will be offered to the public on terms determined by market conditions at the time of sale and set forth in a Prospectus Supplement or Prospectus Supplements.

  The specific designation, aggregate principal amount, purchase price, maturity, rate (or method of calculation thereof) and time of payment of interest, if any, any conversion or exchange provisions, any redemption provisions and any other specific terms not set forth herein of the Debt Securities in respect of which this Prospectus is being delivered (the "Offered Debt Securities"); a description of the Debt Securities for which each Warrant is exercisable and the offering price, if any, the exercise price, duration and any other specific terms not set forth herein of the Warrants in respect of which this Prospectus is being delivered (the "Offered Warrants"); the specific title, number of shares, rate (or method of calculation) and time of payments of dividend, liquidation preferences, any conversion or exchange provisions and any other specific terms of the Preferred Stock in respect of which this Prospectus is being delivered (the "Offered Preferred Stock"); any listing on a securities exchange of the Securities in respect of which this Prospectus is being delivered; and the names of the underwriters, dealers or agents, and the other terms and manner of the sale and distribution of such Securities, are set forth in the accompanying Prospectus Supplement. See "Description of Debt Securities", "Description of Warrants", "Description of Preferred Stock" and "Plan of Distribution". For a discussion of certain United States federal income tax consequences to holders of Securities and certain limitations on the issuance thereof, see "United States Taxation."

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                               ----------------

               The date of this Prospectus is December 11, 1995.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the United States Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. Such material can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Act") and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by the Company (File No. 1-3610) are incorporated in this Prospectus by reference and made a part hereof:

  1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

  2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

  3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

  4. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities, Warrants and Preferred Stock shall be deemed to be incorporated by reference in this Prospectus. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated by reference herein, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to: Office of the Treasurer, Aluminum Company of America, 425 Sixth Avenue, Alcoa Building, Pittsburgh, Pennsylvania 15219-1850. Telephone requests should be directed to (412) 553-3043.

  Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$", "dollars", "U.S. dollars" or "U.S.$").

                          ALUMINUM COMPANY OF AMERICA

  Alcoa has been a leading producer of aluminum products since its formation in 1888. It is the world's largest producer of aluminum products, which are used primarily by packaging, transportation, building and industrial customers worldwide. Alcoa's operations consist of three segments: Alumina and Chemicals, Aluminum Processing, and Non-Aluminum Products.

  The Alumina and Chemicals segment includes the production and sale of bauxite, alumina and alumina-based chemicals, and related transportation services. The Aluminum Processing segment includes the production and sale of molten metal, ingot, and aluminum products that are flat-rolled, engineered or finished. Also included are power, transportation and other services.

  The Non-Aluminum Products segment includes the production and sale of electrical, ceramic, plastic, vinyl, and composite materials products, manufacturing equipment, gold, magnesium, and steel and titanium forgings.

  In this Prospectus, except as otherwise provided or as the context otherwise requires, "Alcoa" or the "Company" means Aluminum Company of America and all subsidiaries consolidated for the purposes of the financial statements. The Company's principal executive offices are located at 425 Sixth Avenue, Alcoa Building, Pittsburgh, Pennsylvania 15219-1850, and its telephone number is
(412) 553-4545.

                                USE OF PROCEEDS

  Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities will be issued under an indenture (the "Indenture"), dated as of September 30, 1993, between the Company and PNC Bank, National Association, as Trustee (the "Trustee"), a copy of which Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The statements under this caption are brief summaries of certain provisions of the Indenture, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular Sections of the Indenture are referred to herein or in a Prospectus Supplement, it is intended that such Sections shall be incorporated by reference herein or therein, as the case may be.

  The term "Securities," as used under this caption, refers to all Securities issued under the Indenture and includes the Debt Securities. The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements relating to such series.

GENERAL

  The Indenture will not limit the aggregate amount of Securities which may be issued thereunder and Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Company for each series. The Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

  The applicable Prospectus Supplement or Prospectus Supplements relating to the Offered Debt Securities will describe the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) whether the Offered Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, whether any of the Offered Debt Securities are to be issuable initially in temporary global form and whether any of the Offered Securities are to be issuable in permanent global form; (4) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (5) the date or dates on which the Offered Debt Securities will mature; (6) the rate or rates per annum at which the Offered Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, and the date from which any such interest will accrue; (7) the Interest Payment Dates on which any such interest on the Offered Debt Securities will be payable, the Regular Record Date for any interest payable on any Offered Debt Securities which are Registered Securities on any Interest Payment Date and the extent to which, or the manner in which, any interest payable on a temporary global Security on an Interest Payment Date will be paid if other than in the manner described under "Temporary Global Securities" below; (8) the person to whom any interest on any Registered Security of the series will be payable if other than the person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest as described under "Payment and Paying Agents" below, and the manner in which any interest on any Bearer Security will be paid if other than in the manner described under "Payment and Paying Agents" below; (9) any mandatory or optional sinking fund or analogous provisions; (10) each office or agency where, subject to the terms of the Indenture as described below under "Payment and Paying Agents", the principal of and any premium and interest on the Offered Debt Securities will be payable and each office or agency where, subject to the terms of the Indenture as described below under "Form, Exchange, Registration and Transfer", the Offered Debt Securities may be presented for registration of transfer or exchange; (11) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption provisions; (12) the denominations in which any Offered Debt Securities which are Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Offered Debt Securities which are Bearer Securities will be issuable, if other than the denomination of $5,000; (13) the currency, currencies or currency units of payment of principal of and any premium and interest on the Offered Debt Securities and the manner of determining the U.S. dollar equivalent thereof for purposes of determining Outstanding Securities of such series; (14) any index used to determine the amount of payments of principal of and any premium and interest on the Offered Debt Securities; (15) the portion of the principal amount of the Offered Debt Securities if other than the principal amount thereof, payable upon acceleration of maturity thereof; (16) if other than the Trustee, the Person who shall be the Security Registrar of Offered Debt Securities; (17) if applicable, that the Offered Debt Securities shall be subject to defeasance or covenant defeasance as described under "Defeasance and Covenant Defeasance";
(18) the terms and conditions, if any, pursuant to which the Securities of the series are convertible into or exchangeable for Common Stock of the Company;
(19) if and as applicable, that the Offered Debt Securities of the series shall be issuable in whole or in part in the form of one or more Book-Entry Securities and, in such case, the Depository or Depositaries for such Book-Entry Security or Book-Entry Securities and any circumstances other than those set forth in the Indenture in which any such Book-Entry Security may be transferred to, and registered and exchanged for Offered Debt Securities registered in the name of, a Person other than the Depository for such Book-Entry Security or a nominee thereof and in which any such transfer may be registered; and (20) any other terms of the Offered Debt Securities not inconsistent with the provisions of the Indenture. (Section 301) Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities.

  Debt Securities may be issued at a substantial discount below their stated principal amount. Special United States federal income tax considerations applicable to Debt Securities issued at discount and to Debt Securities which are denominated in a currency other than United States dollars are described under "United States Taxation of Debt Securities--United States Holders".

  Debt Securities may also be issued under the Indenture upon the exercise of Warrants issued by the Company. See "Description of Warrants". United States federal income tax consequences applicable to any Offered Warrants will be set forth in the Prospectus Supplement relating thereto.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

  Securities of a series may be issuable in definitive form solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise indicated in an applicable Prospectus Supplement, definitive Bearer Securities will have interest coupons attached. (Section 201) The Indenture also will provide that Securities of a series may be issuable in temporary and permanent global form. (Section 201) See "Permanent Global Securities."

  In connection with its sale during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(D)(7), no Bearer Security (including a Security in permanent global form) shall be mailed or otherwise delivered to any location in the United States or its possessions. No Bearer Security other than a temporary global Bearer Security may be delivered, nor may interest be paid on any Bearer Security unless the Person entitled to receive such Bearer Security or such interest furnishes written certification, in the form required by the Indenture, to the effect that such person (i) is not a United States person, (ii) is a foreign branch of a United States financial institution purchasing for its own account or for resale, or is a United States person who acquired the Debt Security through such a financial institution and who holds the Debt Security through such financial institution on the date of certification, provided in either case that such financial institution provides a certificate to the Company or the distributor selling the Debt Security to it stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the United States Treasury Regulations thereunder, or (iii) is a financial institution holding for purposes of resale during the restricted period (as defined in United States Treasury Regulations
Section 1.163-5(c)(2)(i)(D)(7)). A financial institution described in clause
(iii) of the preceding sentence (whether or not also described in clause (i) or (ii)) must certify that it has not acquired the Debt Security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions. In the case of a Bearer Security in permanent global form, such certification must be given in connection with notation of a beneficial owner's interest therein. (Section 303) See "Temporary Global Securities" and "Limitations on Issuance of Bearer Securities."

  Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the Indenture. Bearer Securities will not be issued in exchange for Registered Securities. (Section 305) Each Bearer Security other than a temporary global Bearer Security will bear a legend substantially to the following effect: "Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

  Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed, if so required by the Company or the Trustee or any transfer agent), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 305) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Securities. (Section
1002)

  In the event of any redemption in part, the Company shall not be required to
(i) issue, register the transfer of or exchange Securities of any series during a period beginning at the opening of business 15 days before any selection of Securities of that series to be redeemed and ending at the close of business on (A) if Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305)

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time by check or by transfer, at the option of the Holder, to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender outside the United States, to the Paying Agent, of the coupon relating to such Interest Payment Date. (Section 1001) No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan, the City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any instalment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

  Unless otherwise indicated in an applicable Prospectus Supplement, the Corporate Trust Office of the Trustee in Pittsburgh, Pennsylvania will be designated as a Paying Agent for the Company for payments with respect to Debt Securities which are issuable solely as Registered Securities and the Company will maintain a Paying Agent outside of the United States for payments with respect to Debt Securities (subject to the limitations described above in the case of Bearer Securities) which are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Manhattan, the City of New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Securities of such series are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the Securities of such series. (Section 1002)

  All moneys paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the Holder of such Security or any coupon will thereafter look only to the Company for payment thereof. (Section 1003)

BOOK-ENTRY SECURITIES

  The Securities of a series may be issued in the form of one or more Registered Securities that will be registered in the name of the Depository or its nominee and bearing a legend as specified in the Indenture ("Book-Entry Security"). Unless otherwise indicated in the applicable Prospectus Supplement, a Book-Entry Security may not be registered for transfer or exchange to any Person other than the Depository or its nominee unless (i) the Depository notifies the Company that it is unwilling to continue as Depository or ceases to be a clearing agency registered under the Exchange Act, (ii) the Company executes and delivers to the Trustee a Company Order that such Book-Entry Security shall be so exchangeable and the transfer thereof so registrable, or (iii) there shall have occurred and be continuing an Event of Default, or an event which after notice or lapse of time, or both, would be an Event of Default, with respect to the Securities evidenced by such Book-Entry Security. Upon the occurrence in respect of any Book-Entry Security of any series of any one or more of the conditions specified in clauses (i) , (ii) or
(iii) of the preceding sentence or such other conditions as may be specified as contemplated by the Indenture for such series, such Book-Entry Security may be exchanged for Securities of such series registered in the names of, and the transfer of such Book-Entry Security may be registered to, such Persons (including Persons other than the Depository with respect to such series and its nominees) as such Depository shall direct.

  The specific terms of the depositary arrangement with respect to any portion of a series of Registered Book-Entry Securities to be represented by a Book-Entry Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

  Unless otherwise specified in the applicable Prospectus Supplement, Securities which are to be represented by a Book-Entry Security to be deposited with or on behalf of a Depository will be represented by a Book-Entry Security registered in the name of such Depository or its nominee. Upon the issuance of such Book-Entry Security, and the deposit of such Book-Entry Security with or on behalf of the Depository for such Book-Entry Security, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the Securities represented by such Book-Entry Security to the accounts of institutions that have accounts with such Depository or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Securities or by the Company if such Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Book-Entry Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Book-Entry Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Book-Entry Security. Ownership of beneficial interests in such Book-Entry Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Book-Entry Securities.

  So long as the Depository for a Book-Entry Security, or its nominee, is the registered owner of such Book-Entry Security, such Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the Securities represented by such Book-Entry Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Book-Entry Security will not be entitled to have Securities of the series represented by such Book-Entry Security registered in their names, will not receive or be entitled to receive physical delivery of Securities of such series in certificated form and will not be considered the Holders thereof for any purposes under the Indenture. (Sections 204 and 305) Accordingly, each Person owning a beneficial interest in such Book-Entry Security must rely on the procedures of the Depository and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the Indenture. The Indenture provides that the Depository may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a Holder is entitled to give or take under the Indenture. (Section 104) The Company understands that under existing industry practices, if the Company requests any action of Holders, or an owner of a beneficial interest in such Book-Entry Security desires to give any notice or take any action a Holder is entitled to give or take under the Indenture, the Depository would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

TEMPORARY GLOBAL SECURITIES

  If so specified in an applicable Prospectus Supplement, all or any portion of the Securities of a series which are issuable as Bearer Securities will initially be represented by one or more temporary global Securities, without interest coupons, to be deposited with a common depositary in London for the Euro-clear System ("Euro-clear") and CEDEL S.A. ("CEDEL") for credit to the designated accounts. On and after the date determined as provided in any such temporary global Security and described in an applicable Prospectus Supplement, each such temporary global Security will be exchanged for an interest in a permanent global Bearer Security as specified in an applicable Prospectus Supplement, but, unless otherwise specified in an applicable Prospectus Supplement, only upon receipt of written certification from Euro-clear or CEDEL, as the case may be, in the form and to the effect required by the Indenture (a "Depository Tax Certification") and upon receipt of written certification by Euro- clear or CEDEL from the person entitled to receive such Securities in the form and to the effect described under "Form, Exchange, Registration and Transfer." No definitive Bearer Security (including a Security in permanent global form that is either a Bearer Security or exchangeable for Bearer Securities) delivered in exchange for a portion of a temporary or permanent global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Section 304)

  Unless otherwise specified in an applicable Prospectus Supplement, interest in respect of any portion of a temporary global Security payable in respect of an Interest Payment Date occurring prior to the issuance of securities in permanent global form will be paid to each of Euro-clear and CEDEL with respect to the portion of the temporary global Security held for its account following the receipt by the Company or its agent of a Depository Tax Certification. Each of Euro-clear and CEDEL will undertake in such circumstances to credit such interest received by it in respect of a temporary global Security to the respective accounts for which it holds such temporary global Security only upon receipt in each case of certification in the form and to the effect described under "Form, Exchange, Registration and Transfer" with respect to the portion of such temporary global Security on which such interest is to be so credited. Receipt of the certification described in the preceding sentence by Euro-clear or CEDEL, as the case may be, shall constitute irrevocable instructions to Euro-clear or CEDEL to exchange such portion of the temporary global Security with respect to which such certification was received for an interest in a permanent global security.

PERMANENT GLOBAL SECURITIES

  If any Securities of a series are issuable in permanent global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Security may exchange such interests for Securities of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Security delivered in exchange for a portion of a permanent global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Section 305) A Person having a beneficial interest in a permanent global Security will, except with respect to payment of principal of and any premium and interest on such permanent global Security, be treated as a Holder of such principal amount of Outstanding Securities represented by such permanent global Security as shall be specified in a written statement of the Holder of such permanent global Security or, in the case of a permanent global Security in bearer form, of the operator of Euro clear or CEDEL which is produced to the Trustee by such Person. (Section 203) Principal of and any premium and interest on a permanent global Security will be payable in the manner described in the applicable Prospectus Supplement.

CERTAIN LIMITATIONS

  Liens. The Company covenants in the Indenture that it will not create, incur, assume or guarantee, and will not permit any Restricted Subsidiary to create, incur, assume or guarantee, any indebtedness for borrowed money ("Debt") secured by a mortgage, security interest, pledge, charge or similar encumbrance ("mortgages") upon any Principal Property of the Company or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary without equally and ratably securing the Debt Securities. The foregoing restriction, however, will not apply to (a) mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary; (b) mortgages on property existing at the time of acquisition of such property by the Company or a Restricted Subsidiary or mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property for the purpose of financing all or any part of the purchase price thereof, or mortgages to secure the cost of improvements to such acquired property; (c) mortgages to secure Debt of a Restricted Subsidiary to the Company or another Restricted Subsidiary; (d) mortgages existing at the date of the Indenture; (e) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease, or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; (f) certain mortgages in favor of governmental entities; or (g) extensions, renewals or replacements of any mortgage referred to in the foregoing clauses (a) through (f). (Section 1009)

  Notwithstanding the restrictions outlined in the preceding paragraph, the Company or any Restricted Subsidiary will be permitted to create, incur, assume or guarantee any Debt secured by a mortgage without equally and ratably securing the Debt Securities, provided that after giving effect thereto, the aggregate amount of all debt so secured by mortgages (not including mortgages permitted under clauses (a) through (g) above) does not exceed 10% of Consolidated Net Tangible Assets. (Section 1009)

  Sale and Leaseback Arrangements. The Company covenants that it will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any person that provides for the leasing to the Company or any Restricted Subsidiary of Principal Property (other than any such transaction involving a lease for a term of not more than three years or any such transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries) which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person, unless either (a) the Company or such Restricted Subsidiary would be entitled to create, incur, assume or guarantee Debt secured by a mortgage on such Principal Property at least equal in amount to the Attributable Debt with respect to such arrangement, without equally and ratably securing the Debt Securities, pursuant to the limitation in the Indenture on liens, or (b) the Company shall apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such arrangement to the retirement of Debt that matures more than twelve months after the creation of such Debt. (Section 1010)

  Highly leveraged transactions. The Indenture does not contain provisions which would afford protection to the Holders of the Debt Securities in the event of a highly leveraged transaction involving the Company.

CERTAIN DEFINITIONS

  The term "Affiliate" of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  The term "Attributable Debt" when used in connection with a sale and leaseback transaction referred to above shall mean, at the time of determination, the lesser of (a) the fair value of such property (as determined by the Board of Directors of the Company) or (b) the present value (discounted at the annual rate of 9%, compounded semi-annually) of the obligation of the lessee for net rental payments during the remaining term of the lease (including any period for which such lease has been extended).

  The term "Bearer Security" means any Security established pursuant to the Indenture which is payable to bearer.

  The term "Board of Directors" means either the board of directors of the Company or any duly authorized committee of that board.

  The term "Book-Entry Security" means a Registered Security bearing the legend specified in Section 204 of the Indenture, evidencing all or part of a series of Securities, issued to the Depository for such series or its nominee, and registered in the name of such Depository or nominee. Book-Entry Securities shall not be deemed to be securities in global form for purposes of Sections 201 and 203 and Article Three of the Indenture.

  The term "Common Stock" includes any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary of involuntary liquidation, dissolution or winding-up of the Company and which is not subject to redemption by the Company. However, subject to the provisions of Section 1511 of the Indenture, shares issuable on conversion of Securities shall include only shares of the class designated as Common Stock of the Company at the date of this instrument or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of each such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

  The term "Company Request" or "Company Order" means a written request or order signed in the name of the Company by its Chairman of the Board, its Vice Chairman of the Board, its President or a Vice President, and by its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary and delivered to the Trustee.

  The term "Corporate Trust Office" means the principal office of the Trustee in Pittsburgh, Pennsylvania at which at any particular time its corporate trust business shall be administered.

  The term "Consolidated Net Tangible Assets" shall mean, as of any particular time, the aggregate amount of assets (less applicable reserves and other properly deductible items) adjusted for inventories on the basis of cost (before application of the "last-in first-out" method of determining cost) or current market value, whichever is lower, and deducting therefrom (a) all current liabilities except for (1) notes and loans payable,
(2) current maturities of long-term debt and (3) current maturities of obligations under capital leases and(b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expenses (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

  The term "Defaulted Interest" shall mean any interest on any Registered Security of any series which is payable, but is not punctually paid or duly provided for on any Interest Payment Date.

  The term "Depository" means, with respect to the Securities of any series issuable or issued in whole or in part in the form of one or more Book-Entry Securities, the clearing agency registered under the Exchange Act specified for that purpose as contemplated by Section 301 of the Indenture.

  The term "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any statute successor thereto.

  The term "Holder," when used with respect to any Security, means in the case of a Registered Security the Person in whose name the Security is registered in the Security Register and in the case of a Bearer Security the bearer thereof and, when used with respect to any coupon, means the bearer thereof.

  The term "Indenture" mean the indenture as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, including, for all purposes of this instrument and any such supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern the indenture, and any such supplemental indenture, respectively. The term "Indenture" shall also include the terms of particular series of Securities established as contemplated by Section 301 therein.

  The term "Interest Payment Date," when used with respect to any Security, means the Stated Maturity of an installment of interest on such Security.

  The term "Maturity," when used with respect to any Security, means the date on which the principal of such Security or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

  The term "Opinion of Counsel" means a written opinion of counsel, who may be counsel for the Company and shall be acceptable to the Trustee.

  The term "Original Issue Discount Security" means any Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to
Section 502 of the Indenture.

  The term "Outstanding," when used with respect to Securities, means, as of the date of determination, all Securities theretofore authenticated and delivered under the Indenture, except:

  (1) Securities theretofore canceled by the Trustee or delivered to the Trustee for cancellation;

  (2) Securities for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Securities and any coupons appertaining thereto; provided that, if such Securities are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

  (3) Securities as to which Defeasance has been effected pursuant to Section 1302 of the Indenture (See also "Defeasance and Covenant Defeasance" section herein); and

  (4) Securities which have been paid pursuant to Section 306 of the Indenture or in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to the Indenture, other than any such Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Securities are held by a bona fide purchaser in whose hands such Securities are valid obligations of the Company; provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder or whether a quorum is present at a meeting of Holders of Securities (A) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof to such date pursuant to Section 502 of the Indenture, (B) the principal amount of a Security denominated in one or more foreign currencies or currency units shall be the Dollar equivalent, determined in the manner provided as contemplated by Section 301 of the Indenture on the date of original issuance of such Security, of the principal amount (or, in the case of an Original Issue Discount Security, the Dollar equivalent on the date of original issuance of such Security of the amount determined as provided in Clause (A) above), of such Security, and (C), Securities owned by the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, or upon any such determination as to the presence of a quorum, only Securities which the Trustee knows to be so owned shall be so disregarded. Securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Securities and that the pledgee is not the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor.

  The term "Paying Agent" means any Person authorized by the Company to pay the principal of or any premium or interest on any Securities on behalf of the Company.

  The term "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

  The term "Place of Payment," when used with respect to the Securities of any series, means the place or places where, subject to the provisions of Section 1002 of the Indenture, the principal of and any premium and interest on the Securities of that series are payable as specified as contemplated by Section 301 of the Indenture.

  The term "Principal Property" shall mean any manufacturing plant or manufacturing facility which is (i) owned by the Company or any Restricted Subsidiary and (ii) located within the continental United States of America, except any such plant which, in the opinion of the Board of Directors, is not of material importance to the total business conducted by the Company and the Restricted Subsidiaries taken as a whole.

  The term "Redemption Date," when used with respect to any Security to be redeemed, means the date fixed for such redemption by or pursuant to the Indenture.

  The term "Registered Security" means any Security established pursuant to the Indenture which is registered in the Security Register.

  The term "Regular Record Date" for the interest payable on any Interest Payment Date on the Registered Securities of any series means the date specified for that purpose as contemplated by Section 301 of the Indenture.

  The term "Restricted Subsidiary" shall mean any Subsidiary substantially all the property of which is located within the continental United States; provided, however, that the term "Restricted Subsidiary" shall not include any Subsidiary which is principally engaged in leasing or in financing receivables, or which is principally engaged in financing the Company's operations outside the continental United States, or which principally serves as a partner in a partnership.

  The term "Security Register" and "Security Registrar" shall mean the Person named in the applicable Prospectus Supplement.

  The term "Special Record Date" for the payment of any Defaulted Interest on the Registered Securities of any series means a date fixed by the Trustee pursuant to Section 307 of the Indenture.

  The term "Stated Maturity," when used with respect to any Security or any installment of principal thereof or interest thereon, means the date specified in such Security or a coupon representing such installment of interest as the fixed date on which the principal of such Security or such installment of principal or interest is due and payable.

  The term "Subsidiary" shall mean any corporation of which at least a majority of the outstanding stock having the voting power to elect a majority of the board of directors of such corporation as at the time is owned, directly or indirectly, by the Company or by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

  The term "Trading Day" means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which the Common Stock is not traded on the NYSE or, if the Common Stock is not traded on the NYSE on the principal exchange or market on which the Common Stock is traded or quoted.

  The term "Trust Indenture Act" means the Trust Indenture Act of 1939 as in force at the date as of which the Indenture was executed, provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, "Trust Indenture Act" means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

  The term "U.S. Government Obligations" shall mean (x) any security that is
(i) a direct obligation of the United States of America for the payment of which full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by or acting as an agent or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended) as custodian with respect to any U.S. Government Obligation specified in Clause (x) and held by such custodian for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any such U.S. Government Obligation, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

EVENTS OF DEFAULT

  Any one of the following events will constitute an Event of Default under the Indenture with respect to Securities of any series: (a) failure to pay any interest on any Security of that series when due, continued for 30 days; (b) failure to pay principal of or any premium on any Security of that series when due; (c) failure to deposit any sinking fund payment when due in respect of any Security of that series, continued for 30 days; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Securities other than that series), continued for 90 days after written notice as provided in the Indenture; (e) default resulting in acceleration of any indebtedness for money borrowed by the Company under the terms of the instrument or instruments under which such indebtedness is issued or secured if such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indenture (provided that, the resulting Event of Default under the Indenture will be cured or waived if such other default is cured or waived); (f) certain events in bankruptcy, insolvency or reorganization involving the Company; and (g) any other Event of Default provided with respect to Securities of that series. (Section 501)

  If an Event of Default with respect to Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if the Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

  The Indenture will provide that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 601 and 603) The Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of that series. (Section 512)

CONVERSION AND EXCHANGE RIGHTS

  The Securities of any series may be convertible into or exchangeable for Common Stock of the Company on the terms and subject to the conditions set forth in the Prospectus Supplement. The right to convert Securities called for redemption will terminate at the close of business on the Trading Day prior to the Redemption Date. (Section 1501)

  The conversion price will be subject to adjustment in certain events, including (a) the payment of dividends (and other distributions) payable in Common Stock on any class of capital stock of the Company, (b) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at a price per share less than the then current market price (as defined) at the time of such issuance (provided that the conversion price will be readjusted to the extent any such rights, options or warrants are not exercised prior to the expiration thereof), (c) subdivisions and combinations of Common Stock, (d) distributions to all holders of Common Stock of shares of any class of capital stock, evidences of indebtedness of the Company or assets (including securities, but excluding those dividends and distributions referred to above, any rights, options and warrants, and any dividends or distributions paid exclusively in cash), (e) distributions consisting exclusively of cash to all holders of Common Stock in an aggregate amount that, together with (i) other all-cash distributions made within the preceding 12 months to all holders of Common Stock and (ii) any cash and the fair market value of other consideration paid in respect of any tender offer by the Company or any of its subsidiaries for the Company's Common Stock concluded within the preceding 12 months, exceeds 12.5% of the Company's then current market capitalization (being the product of the current market price per share (as defined) of the Common Stock times the number of shares of Common Stock then outstanding), (f) the successful completion of a tender offer made by the Company or any of its subsidiaries for the Company's Common Stock which involves an aggregate consideration that, together with (i) any cash and other consideration paid in respect of any tender offer by the Company or any of its subsidiaries for the Company's Common Stock expiring within the 12 months preceding the expiration of such tender offer and (ii) the aggregate amount of any all-cash distributions to all holders of the Company's Common Stock within the 12 months preceding the expiration of such tender offer, exceeds 12.5% of the Company's then current market capitalization (being the product of the then current market price per share (as defined) of the Common Stock times the number of shares of Common Stock then outstanding) at the expiration of such tender offer, and (g) certain reclassifications. No adjustment of the conversion price will be required unless an adjustment would require a cumulative increase or decrease of at least 1% of such price; provided, however, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in a subsequent adjustment. No adjustment of the conversion price will result in zero or in a negative number or will reduce the conversion price below the then par value of the Common Stock (in which case the conversion price would be reduced to such par value), unless the Common Stock has no par value at such time (in which case the conversion price would be reduced to $.01 per share). (Section 1504)

  If the Company distributes any rights, options or warrants (other than those referred to in clause (b) of the preceding paragraph) ("Rights") to all holders of Common Stock, in lieu of a conversion price reduction, each holder who converts after the record date for the distribution and prior to the expiration or redemption of the Rights will be entitled to receive, in addition to the shares of Common Stock issuable upon such conversion, the same number of Rights to which a holder of the number of shares of Common Stock into which the principal amount of the security so converted was convertible would have been entitled.

  In addition to the foregoing adjustments, the Company, at its option, will be permitted to make such reductions in the conversion price as it considers to be advisable (including such reductions in the conversion price as it considers advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock). In case of certain consolidations or mergers to which the Company is a party or the transfer of the property and the assets of the Company substantially as an entirety, each Outstanding Security would, without the consent of any Holder of the Securities, become convertible only into the kind and amount of securities, cash and other property receivable upon the consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Security might have been converted immediately prior to such consolidation, merger, sale or transfer (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares). (Section 1512)

  Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the market price of the Common Stock. (Section 1503) Securities surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except the securities of any series called for redemption during such period) must be accompanied by payment of an amount equal to the interest thereon which the registered Holder is to receive. In the case of any Security which has been converted after any Regular Record Date but on or before the next Interest Payment Date (except Securities of any series whose Maturity is prior to such Interest Payment Date), interest whose Stated Maturity is on such Interest Payment Date will be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Note on such Regular Record Date. Except as described above, no interest on converted Securities will be payable by the Company on any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion. (Sections 1507 and 1502)

DEFEASANCE AND COVENANT DEFEASANCE

  Unless otherwise indicated in the applicable Prospectus Supplement with respect to the Securities of a series, the Company, at its option, (i) will be discharged from any and all obligations in respect of the Securities of such series (except for certain obligations to issue temporary Securities pending preparation of definitive Securities, to register the transfer or exchange of Securities of such series, to replace stolen, lost or mutilated Securities of such series, and to maintain paying agents and hold moneys for payment in trust) or (ii) need not comply with the covenants that are set forth under "Certain Limitations" and "Consolidations, Mergers and Sale of Assets," and the occurrence of an event described under clause (d) of the "Events of Default" with respect to any defeased covenant and Clauses (e) and (g) of the "Events of Default" shall no longer be an Event of Default if, in each case, the Company irrevocably deposits with the Trustee, in trust, money and/or U.S. Government Obligations that through the scheduled payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of (and premium, if any) and any interest on the Securities of such series on the dates such payments are due (which may include one or more redemption dates designated by the Company) in accordance with the terms of the Indenture and such Securities. Such a trust may only be established if, among other things, (a) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit, or with regard to any Event of Default or any such event described under clause (f) of "Events of Default" shall have occurred and be continuing at any time during the period ending on the 91st day following such date of deposit, and (b) the Company shall have delivered an Opinion of Counsel based, in the event of a defeasance of the type described in clause (i) above, upon a ruling from the Internal Revenue Service or a change in applicable Federal income tax law from the date of the Indenture to the effect that the Holders of the Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit or defeasance and will be subject to Federal income tax in the same manner as if such defeasance had not occurred. In the event the Company omits to comply with its remaining obligations under the Indenture after a defeasance of the Indenture with respect to the Securities of any series as described under clause (ii) above and the Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and/or U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments. (Article Thirteen)

MEETINGS, MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any instalment of principal of or interest on any Security,
(b) reduce the principal amount of, or premium or interest on, any Security,
(c) change any obligation of the Company to pay additional amounts, (d) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (e) change the coin or currency in which any Security or any premium or interest thereon is payable, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Security, (g) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (h) reduce the requirements contained in the Indenture for quorum or voting, (i) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by the Indenture, or (j) modify any of the above provisions. (Section 902)

  The Holders of at least 66 2/3% of the outstanding Securities of a series may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1012) The Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Securities of that series and any coupons appertaining thereto, waive any past default under the Indenture with respect to Securities of that series, except a default (a) in the payment of principal of (or premium if any) or any interest on any Security of such series, and (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 513)

  The Indenture will provide that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of Holders of Securities for quorum purposes, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, (ii) the principal amount of a Security denominated in a foreign currency or currencies shall be the U.S. dollar equivalent, determined on the date of original issuance of such Security, of the principal amount of such Security (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined on the date of original issuance of such Security, of the amount determined as provided in
(i) above), and (iii) Securities owned by the Company or an Affiliate thereof shall not be deemed outstanding. (Section 101)

  The Indenture will contain provisions for convening meetings of the Holders of Securities of a series if Securities of that series are issuable as Bearer Securities. (Section 1401) A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1402) To be entitled to vote at any meeting of Holders of Securities of any series, a Person shall be (1) a Holder of one or more Outstanding Securities of such series, or (2) a person appointed by an instrument in writing as proxy of a Holder or Holders, including proxies given to beneficial owners of Book-Entry Securities by the Depository, or its nominee. (Section 1403) Except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Securities of that series; provided, however, that, except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above, any resolution with respect to any consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Securities of a series may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of 66 2/3% in principal amount of the Outstanding Securities of that series; and provided, further, that, except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of Outstanding Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Securities of a series, the persons holding or representing
66 2/3% in principal amount of the Outstanding Securities of such series will constitute a quorum. (Section 1404)

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company, without the consent of the Holders of any of the Outstanding Securities under the Indenture, may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, provided that any successor Person assumes the Company's obligations on the Securities and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (Section 801)

NOTICES

  Except as otherwise provided in the Indenture, notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper in the City of New York and in such other city or cities as may be specified in such Securities and described in the applicable Prospectus Supplement. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Sections 101 and 106)

TITLE

  Title to any Bearer Securities and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)

REPLACEMENT OF SECURITIES AND COUPONS

  Any mutilated Security or a Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such Security to the Security Registrar. Securities or coupons that become destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the Security and coupons or evidence of the destruction, loss or theft thereof satisfactory to the Company and the Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Security in exchange for the Security to which such coupon appertains. In the case of a destroyed, lost or stolen Security or coupon, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Security or coupon before a replacement Security will be issued. (Section 306)

GOVERNING LAW

  The Indenture, the Securities and the coupons will be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania. (Section 113)

REGARDING THE TRUSTEE

  PNC Bank, National Association, Trustee under the Indenture, also is trustee under various indentures covering certain other securities of the Company. The Company and certain of its Subsidiaries maintain deposit accounts and conduct other banking transactions, including borrowings in the ordinary course of business, with PNC Bank, National Association.

                            DESCRIPTION OF WARRANTS

  The Company may issue, together with any Debt Securities offered by any Prospectus Supplement or separately, Warrants for the purchase of other Debt Securities. The Warrants are to be issued under Warrant Agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent (the "Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Offered Warrants. A copy of the form of Warrant Agreement, including the form of Warrant Certificates representing the Warrants (the "Warrant Certificates"), reflecting the alternative provisions to be included in the Warrant Agreements that will be entered into with respect to particular offerings of Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Warrant Agreement and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant Certificates, respectively.

GENERAL

  The Prospectus Supplement will describe the terms of the Offered Warrants, the Warrant Agreement relating to the Offered Warrants and the Warrant Certificates representing the Offered Warrants, including the following: (1) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of the Offered Warrants; (2) the designation and terms of any related Debt Securities with which the Offered Warrants are issued and the number of Offered Warrants issued with each such Debt Security;
(3) the date, if any, on and after which the Offered Warrants and the related Offered Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of one Offered Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (5) the date on which the right to exercise the Offered Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; and (6) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered.

  If the Debt Securities purchasable upon exercise of the Offered Warrants are issuable in bearer form, such Offered Warrants shall not be offered nor constitute an offer to, and Bearer Debt Securities issuable upon exercise of such Offered Warrants shall not be issued to, United States persons other than to offices outside the United States of certain United States financial institutions.

  Warrant Certificates will be exchangeable for new Warrant Certificates of different denominations and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of (and premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

                        DESCRIPTION OF PREFERRED STOCK

  The Company's Articles of Incorporation, as amended (the "Articles"), authorize the issuance of two classes of preferred stock, Serial Preferred Stock ("Class A Stock") and Class B Serial Preferred Stock ("Class B Stock"). As of the date of this Prospectus, there were 557,649 shares of Class A Stock outstanding. No additional shares of Class A Stock may be issued. The Company initiated an ongoing program to purchase and retire shares of Class A Stock in 1989.

  The following description of Class B Stock sets forth certain general terms and provisions of the series of Class B Stock to which any Prospectus Supplement may relate. The specific terms of a particular series of Class B Stock will be described in the Prospectus Supplement relating to such series of the Offered Preferred Stock (Offered Preferred Stock, Offered Debt Securities and Offered Warrants are collectively called "Offered Securities"). If so indicated in the Prospectus Supplement relating thereto, the terms of any such series of Class B Stock may differ from the terms set forth below. The description of Class B Stock set forth below and the description of the terms of a particular series of Class B Stock set forth in the Prospectus Supplement relating thereto do not purport to be complete and are qualified in their entirety by reference to the Company's Articles and the Statement with Respect to Shares relating to such series of Class B Stock, which will be filed or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

  The Company is authorized to issue 10,000,000 shares of Class B Stock. As of the date of this Prospectus, no shares of this class have been issued. The Board of Directors has the authority to issue Class B Stock in one or more series and to fix the specific number of shares, title, voting powers, if any, (except as otherwise required by law), liquidation preference of each share, issue price, dividend rate or rates (or method of calculation), dividend periods, dividend payment dates, any redemption or sinking fund provisions, and conversion provisions and any other specific terms of any series without any further action by shareholders of the Company unless action is required by applicable laws or regulations or by the terms of other outstanding preferred stock.

  The Prospectus Supplement will set forth the following specific terms regarding the series of Class B Stock offered thereby: (i) the designation, number of shares and liquidation preference per share; (ii) the initial public offering price; (iii) the dividend rate or rates, or the method of determining the dividend rate or rates; (iv) the index, if any, upon which the amount of dividends, if any, is determined; (v) the dates on which dividends, if any, will accrue and be payable, that such dividends will be cumulative, and the designated record dates for determining the holders entitled to such dividends; (vi) any redemption or sinking fund provisions; (vii) any conversion or exchange provisions; (viii) provisions for issuance of global securities; (ix) the currency (which may be composite currency) in which payment of dividends, if any, shall be payable if other than United States dollars; (x) voting rights, if any, (except as otherwise required by law); and
(xi) any additional terms, preferences or rights and qualifications, limitations or restrictions thereof.

  The shares of Class B Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

  The transfer agent, registrar, dividend disbursing agent and redemption agent for the Class B Stock will be specified in the Prospectus Supplement relating thereto.

DIVIDENDS

  The holders of the Class B Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cumulative cash or other dividends at such rate or rates and on such dates as will be set forth in the Prospectus Supplement relating to such series. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be set forth in the Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company and specified in the Prospectus Supplement.

  No dividends may be declared in respect of any dividend period on any series of Class B stock, unless all accrued dividends and the current quarterly dividend on Class A Stock shall have been paid in full or contemporaneously are declared and set apart. In the event that full cumulative dividends on shares of a series of Class B Stock have not been declared and paid or set apart when due, dividends thereon shall be declared and paid pro rata to the holders of such series entitled thereto. In the event that full cumulative dividends on any class or series of the Company's preferred stock (including dividends for the current quarter yearly dividend period for shares of Class A Stock) have not been declared and paid or set apart when due, the Company may not declare or pay any dividends on, or make other distributions on or make payment on account of the purchase, redemption, or other retirement, of its Common Stock. No restriction applies to the repurchase or redemption of the Company's preferred stock by the Company while there is any arrearage in the payment of dividends or any applicable sinking fund installments on such stock.

  When dividends are not paid in full upon any series of Class B Stock, all dividends declared or made upon shares of Class B Stock shall be declared pro rata so that the amount of dividends declared per share on Class B Stock shall in all cases bear to each other the same ratio that accrued dividends per share on shares of each series of the Class B Stock. No interest shall be payable in respect of any dividend payment which may be in arrears.

REDEMPTION

  The shares of any series of Class B Stock may be redeemable at the option of the Company, on the date or dates and at the redemption price or prices set forth in the Prospectus Supplement relating to such series.

  If fewer than all shares of Class B Stock are to be redeemed, the shares to be redeemed shall be selected by the Company pro rata or by lot, or by any other method determined by the Board of Directors to be equitable.

  Notice of redemption shall be given by mailing (or by some other means deemed sufficient by the Board of Directors prior to issuance of each series of Class B Stock) the same to each record holder of the shares to be redeemed, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to the respective addresses of such holders as the same shall appear on the Company's stock books. Each such notice shall state: (i) the redemption date; (ii) the number of shares and series of the Class B Stock to be redeemed; (iii) the redemption price and the manner in which such redemption price is to be paid and delivered; (iv) the place or places where certificates for such shares of Class B Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If fewer than all shares of any series of the Class B Stock held by any holder are to be redeemed, the notice mailed, or otherwise communicated, to such holder shall also specify the number of shares to be redeemed from such holder.

  If notice of redemption has been given, from and after the redemption date for the shares of the series of the Class B Stock called for redemption (unless default shall be made by the Company in providing money for the payment of the redemption price of the shares so called for redemption), dividends on the shares of Class B Stock so called for redemption will cease to accrue, any right to convert the shares of Class B Stock will terminate, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of the Company (except the right to receive the redemption price) will cease. Upon surrender in accordance with such notice of the certificates representing any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Company; will so require and the notice shall so state), the redemption price referred to above will be paid out of funds provided by the Company. If fewer than all of the shares represented by any such certificate are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder thereof.

LIQUIDATION PREFERENCE

  Upon any liquidation, dissolution or winding up of the Company, the holders of Class A Stock shall be entitled to receive out of the assets of the Company available for distribution to shareholders before any distribution of assets is made to or set apart for the holders of Class B Stock. The holders of shares of each series of Class B Stock shall be entitled to receive out of the assets of the Company available for distribution to shareholders before any distribution of assets is made to or set apart for the holders of Common Stock, with respect to the Class B Stock, plus all dividends which have accrued on such series of Class B Stock and have not been paid or declared and a sum sufficient for payment thereof set apart, an amount described in the Prospectus Supplement relating to such series of Class B Stock. If, in any case of any such liquidation, dissolution or winding up of the Company, the assets of the Company or the proceeds thereof shall be insufficient to pay in full the amounts payable with respect to shares of each series of Class B Stock, the holders of shares of such series of Class B Stock will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of shares of such series of Class B Stock of the full preferential amounts to which they are entitled, the holders of shares of such series of Class B Stock will not be entitled to any further participation in any distribution of assets by the Company, unless otherwise provided in the Prospectus Supplement. A consolidation or merger of the Company with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up of the Company.

CONVERSION AND EXCHANGE RIGHTS

  The terms, if any, on which shares of any series of Class B Stock are convertible into or exchangeable for Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of the Company, in which the number of shares of Common Stock to be received by the holders of Class B Stock would be calculated according to the market price of Common Stock as of a time stated in the Prospectus Supplement.

VOTING RIGHTS

  Except as indicated below or in the Prospectus Supplement relating to a particular series of the Class B Stock, or except as expressly required by applicable law, the holders of Class B Stock will not be entitled to vote.

  Pennsylvania law requires that holders of outstanding shares of a particular class or series be entitled to vote as a class on an amendment to the Articles that would (i) authorize the Board of Directors to fix and determine the relative rights and preferences as between series of any preferred stock or special class of stock; (ii) change the preferences, limitations or other special rights of the shares of a class or series adverse to that class or series; (iii) authorize a new class or series of shares having a preference as to dividends or assets which is senior to shares of a particular class or series; or (iv) increase the number of authorized shares of any particular class or series having a preference as to dividends or assets which is senior in any respect to the shares of such class or series.

  The Board of Directors, pursuant to the Company's Articles, may limit or eliminate the voting rights applicable to any series of Class B Stock prior to the issuance of such series, except as otherwise required by law. Any one or more series of the Class B Stock may be issued with such additional voting rights, exercisable only during certain extended periods of dividend arrearages, as the Board of Directors may determine to be required to qualify the series for listing on a recognized stock exchange. Such rights may only be granted if there are no shares of Class A Stock outstanding.

  On matters on which holders of such series and holders of any other series of Class B Stock are entitled to vote as a single class, each full share of any series of the Class B Stock shall be entitled to one vote. Therefore, the voting power of such series will depend on the number of shares in such series, not the liquidation preference or initial offering price of the shares of such series of the Class B Stock.

  So long as any shares of Class B Stock remain outstanding, the Company shall not, without the consent of the holders of at least two-thirds of the shares of the affected series of Class B Stock outstanding at the time (voting separately as a class with all other affected series of Class B Stock ranking on a parity with the affected series of Class B Stock), (i) authorize, create or issue, or increase the authorized amount of, any class or series of stock ranking prior to the affected series of Class B Stock as to dividends or upon liquidation; or (ii) amend, alter or repeal the provisions of the Company's Articles, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the affected series of Class B Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Common Stock or authorized Class B Stock or the creation and issuance of other series of common stock or preferred stock ranking on a parity with or junior to the affected series of Class B Stock as to dividends and upon liquidation shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

                          DESCRIPTION OF COMMON STOCK

  The Company is authorized to issue 300,000,000 shares of Common Stock, par value $1.00 per share. As of November 10, 1995, there were 178,210,361 shares of Common Stock outstanding.

  Dividend rights. The holders of Common Stock are entitled to receive dividends, when and as declared by the Board of Directors, but no dividend shall be declared or paid on the Common Stock unless all dividends accrued on all classes of the Company's preferred stock and the dividend on Class A Stock for the current quarter yearly dividend shall have been paid or declared and set apart.

  Voting rights. The holders of Common Stock are entitled to one vote per share.

  Liquidation rights. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payments to holders of preferred stock of such amount as shall have been fixed by the Board of Directors, plus accrued dividends, the remaining assets of the Company shall belong to and be divided among the holders of Common Stock.

  Preemptive or other subscription rights. The holders of Common Stock have no right to participate in any right of subscription to any increased or additional capital stock of the Company.

  Conversion and other rights. The Common Stock does not have any conversion, redemption or sinking fund provisions applicable thereto and is not liable to further call or assessment by the Company. All outstanding shares of Common Stock are fully paid and non-assessable.

  Other matters. The Articles of the Company provide for a classified Board of Directors with staggered three year terms, establish special shareholder voting requirements to remove directors and establish certain procedures relating to the nomination of directors, filling of vacancies and the vote required to amend or repeal any of these provisions. The Articles also prohibit the Company's payment of "green-mail"--that is, payment of a premium in purchasing shares of its Common Stock from a present or recent holder of 5% or more of the Common Stock--except with the approval of a majority of the disinterested shareholders. This provision and the classified board provision may be amended or repealed only with the affirmative vote of at least 80% of the Common Stock. In addition, the Articles limit or eliminate to the fullest extent permitted by Pennsylvania law as from time to time in effect the personal liability of the Company's directors for monetary damages, and authorize the Company, except as prohibited by law, to indemnify directors, officers, employees and others against liabilities and expenses incurred by them in connection with the performance of their duties to the Company. The classified Board article provision and the anti-"greenmail" provision may have certain anti-takeover effects.

  The Company is governed by certain "anti-takeover" provisions in the Pennsylvania Business Corporation Law, including provisions that (i) give shareholders the right to put their shares to a controlling person (i.e., generally a 20% or more shareholder) and receive a fair price for those shares from the controlling person, (ii) strip voting rights from "control shares" (i.e., generally, shares held by a person that holds 20% or more, 33 1/3% or more, or 50% or more of the Company's voting shares), (iii) impose supermajority vote requirements on certain business combinations with an interested shareholder

(i.e., generally a 20% or more shareholder), (iv) require disgorgement of short-term profits upon disposition of stock by certain controlling persons, and (v) require severance payments and protection of collective bargaining agreements following certain control share acquisitions. In addition, the Company is governed by a provision of the Pennsylvania Business Corporation Law that purports to widen the freedom for action for directors of Pennsylvania corporations in responding to takeover attempts.

  The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York.

                            UNITED STATES TAXATION

DEBT SECURITIES

  The following summary of the principal United States federal income tax consequences of ownership of Debt Securities is based upon the opinion of Sullivan & Cromwell, special tax counsel to the Company. It deals only with Debt Securities held as capital assets by initial purchasers, and not with special classes of holders, such as dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, persons that hold Debt Securities that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. Moreover, the summary deals only with Debt Securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of ownership of Debt Securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable Prospectus Supplement. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

  Prospective purchasers of Debt Securities should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction, of ownership of Debt Securities.

UNITED STATES HOLDERS

 Payments of Interest

  Interest on a Debt Security, whether payable in U.S. dollars or a currency, composite currency or basket of currencies other than U.S. dollars (a "foreign currency"), other than interest on a "Discount Debt Security" that is not "qualified stated interest" (each as defined below under "Original Issue Discount--General"), will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. A United States Holder is a beneficial owner who or that is (i) a citizen or resident of the United States, (ii) a domestic corporation or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of the Debt Security.

  If an interest payment is denominated in, or determined by reference to, a foreign currency, the amount of income recognized by a cash basis United States Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

  An accrual basis United States Holder may determine the amount of income recognized with respect to an interest payment denominated in, or determined by reference to, a foreign currency in accordance with either of two methods. Under the first method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the part of the period within the taxable year).

  Under the second method, the United States Holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period or taxable year, an electing accrual basis United States Holder may instead translate such accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and will be irrevocable without the consent of the Internal Revenue Service (the "Service").


  Upon receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Debt Security) denominated in, or determined by reference to, a foreign currency, the United States Holder will recognize ordinary income or loss measured by the difference between (x) the average exchange rate used to accrue interest income, or the exchange rate as determined under the second method described above if the United States Holder elects that method, and (y) the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

ORIGINAL ISSUE DISCOUNT

  General. A Debt Security, other than a Debt Security with a term of one year or less (a "short-term Debt Security"), will be treated as issued at an original issue discount (a "Discount Debt Security") if the excess of the Debt Security's "stated redemption price at maturity" over its issue price is more than a "de minimis amount" (as defined below). Generally, the issue price of a Debt Security will be the first price at which a substantial amount of Debt Securities included in the issue of which the Debt Security is a part is sold to other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a Debt Security is the total of all payments provided by the Debt Security that are not payments of "qualified stated interest". A qualified stated interest payment is generally any one of a series of stated interest payments on a Debt Security that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Debt Security. Special rules for "Variable Rate Debt Securities" (as defined below under "Original Issue Discount--Variable Rate Debt Securities") are described below under "Original Issue Discount--Variable Rate Debt Securities".

  In general, if the excess of a Debt Security's stated redemption price at maturity over its issue price is less than 1/4 of 1 percent of the Debt Security's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis original issue discount" and the Debt Security is not a Discount Debt Security. Unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, a United States Holder of a Debt Security with de minimis original issue discount must include such de minimis original issue discount in income as stated principal payments on the Debt Security are made. The includible amount with respect to each such payment will equal the product of the total amount of the Debt Security's de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Debt Security.

  United States Holders of Discount Debt securities having a maturity of more than one year from their date of issue must, generally, include original issue discount ("OID") in income calculated on a constant-yield method before the receipt of cash attributable to such income, and generally will have to include in income increasingly greater amounts of OID over the life of the Debt Security. The amount of OID includible in income by a United States Holder of a Discount Debt Security is the sum of the daily portions of OID with respect to the Discount Debt Security for each day during the taxable year or portion of the taxable year on which the United States Bolder holds such Discount Debt Security ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Debt Security may be of any length selected by the United States Holder and may vary in length over the term of the Debt Security as long as
(i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Debt Security occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Debt Security's adjusted issue price at the beginning of the accrual period and such Debt Security's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the payments of qualified stated interest on the Debt Security allocable to the accrual period. The "adjusted issue price" of a Discount Debt Security at the beginning of any accrual period is the issue price of the Debt Security increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the Debt Security that were not qualified stated interest payments. For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the Debt Security contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between (x) the amount payable at the maturity of the Debt Security (other than any payment of qualified stated interest) and (y) the Debt Security's adjusted issue price as of the beginning of the final accrual period.

  Acquisition Premium. A United States Holder that purchases a Debt Security for an amount less than or equal to the sum of all amounts payable on the Debt Security after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price (any such excess being "acquisition premium") and that does not make the election described below under "Election to Treat All Interest as Original Issue Discount" is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the United States Holder's adjusted basis in the Debt Security immediately after its purchase over the adjusted issue price of the Debt Security, and the denominator of which is the excess of the sum of all amounts payable on the Debt Security after the purchase date, other than payments of qualified stated interest, over the Debt Security's adjusted issue price.

  Market Discount. A Debt Security, other than a short-term Debt Security, will be treated as purchased at a market discount (a "Market Discount Debt Security") if (i) the amount for which a United States Holder purchased the Debt Security is less than the Debt Security's issue price (as determined above under "Original Issue Discount--General") and (ii) the Debt Security's stated redemption price at maturity or, in the case of a Discount Debt Security, the Debt Security's "revised issue price", exceeds the amount for which the United States Holder purchased the Debt Security by at least 1/4 of 1 percent of such Debt Security's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the Debt Security's maturity. If such excess is not sufficient to cause the Debt Security to be a Market Discount Debt Security, then such excess constitutes "de minimis market discount". The Code provides that, for these purposes, the "revised issue price" of a Debt Security generally equals its issue price, increased by the amount of any OID that has accrued on the Debt Security.

  Any gain recognized on the maturity or disposition of a Market Discount Debt Security will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Debt Security. Alternatively, a United States Holder of a Market Discount Debt Security may elect to include market discount in income currently over the life of the Debt Security. Such an election shall apply to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Service.

  Market discount on a Market Discount Debt Security will accrue on a straight-line basis unless the United States Holder elects to accrue such market discount on a constant-yield method. Such an election shall apply only to the Debt Security with respect to which it is made and may not be revoked. A United States Holder of a Market Discount Debt Security that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Debt Security in an amount not exceeding the accrued market discount on such Debt Security until the maturity or disposition of such Debt Security.

  Pre-Issuance Accrued Interest. If (i) a portion of the initial purchase price of a Debt Security is attributable to pre-issuance accrued interest,
(ii) the first stated interest payment on the Debt Security is to be made within one year of the Debt Security's issue date and (iii) the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States Holder may elect to decrease the issue price of the Debt Security by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Debt Security.

  Debt Securities Subject to Contingencies Including Optional Redemption. In general, if a Debt Security provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies and the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, the yield and maturity of the Debt Security are determined by assuming that the payments will be made according to the Debt Security's stated payment schedule. If, however, based on all the facts and circumstances as of the issue date, it is more likely than not that the Debt Security's stated payment schedule will not occur, then, in general, the yield and maturity of the Debt Security are computed based on the payment schedule most likely to occur.

  Notwithstanding the general rules for determining yield and maturity in the case of Debt Securities subject to contingencies, if the Company or the Holder has an unconditional option or options that, if exercised, would require payments to be made on the Debt Security under an alternative payment schedule or schedules, then (i) in the case of an option or options of the Company, the Company will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the Debt Security and (ii) in the case of an option or options of the Holder, the Holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Debt Security. For purposes of those calculations, the yield on the Debt Security is determined by using any date on which the Debt Security may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the Debt Security as the principal amount payable at maturity.

  If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a "change in circumstances") then, except to the extent that a portion of the Debt Security is repaid as a result of the change in circumstances and solely for purposes of the accrual of OID, the yield and maturity of the Debt Security are redetermined by treating the Debt Security as reissued on the date of the change in circumstances for an amount equal to the Debt Security's adjusted issue price on that date.

  Election to Treat All Interest as Original Issue Discount. A United States Holder may elect to include in gross income all interest that accrues on a Debt Security using the constant-yield method described above under the heading "Original Issue Discount--General", with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under "Debt Securities Purchased at a Premium") or acquisition premium.

  In applying the constant-yield method to a Debt Security with respect to which this election has been made, the issue price of the Debt Security will equal the electing United States Holder's adjusted basis in the Debt Security immediately after its acquisition, the issue date of the Debt Security will be the date of its acquisition by the electing United States Holder, and no payments on the Debt Security will be treated as payments of qualified stated interest. This election will generally apply only to the Debt Security with respect to which it is made and may not be revoked without the consent of the Service. If this election is made with respect to a Debt Security with amortizable bond premium, then the electing United States Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing United States Holder as of the beginning of the taxable year in which the Debt Security with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the Service.

  If the election to apply the constant-yield method to all interest on a Debt Security is made with respect to a Market Discount Debt Security, the electing United States Holder will be treated as having made the election discussed above under "Original Issue Discount--Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such United States Holder.

  Variable Rate Debt Securities. A "Variable Rate Debt Security" is a Debt Security that: (i) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) the product of
(x) the total noncontingent principal payments, (y) the number of complete years to maturity from the issue date and (z) .015, or (2) 15 percent of the total noncontingent principal payments, and (ii) provides for stated interest compounded or paid at least annually at (1) one or more "qualified floating rates", (2) a single fixed rate and one or more qualified floating rates, (3) a single "objective rate" or (4) a single fixed rate and a single objective rate that is a "qualified inverse floating rate".

  A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

  A variable rate is a "qualified floating rate" if (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Debt Security is denominated or (ii) it is equal to the product of such a rate and either (a) a fixed multiple that is greater than zero but not more than 1.35, or (b) a fixed multiple greater than zero but not more than 1.35, increased or decreased by a fixed rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors or other similar restrictions) unless such restrictions are fixed throughout the term of the Debt Security or are not reasonably expected to significantly affect the yield on the Debt Security.

  An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on (i) one or more qualified floating rates, (ii) one or more rates each of which would be a qualified floating rate for a debt instrument denominated in a currency other than the currency in which the debt instrument is denominated, (iii) the yield or changes in the price of one or more actively traded items of personal property other than stock or debt of the issuer or a related party or (iv) a combination of objective rates. A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Debt Security's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Debt Security's term. An objective rate is a "qualified inverse floating rate" if (i) the rate is equal to a fixed rate minus a qualified floating rate, and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds. Under these rules, Commercial Paper Rate Debt securities, Prime Rate Debt securities, LIBOR Debt Securities, Treasury Rate Debt Securities, CD Rate Debt Securities, and Federal Funds Rate Debt Securities will generally be treated as Variable Rate Debt Securities.

  In general, if a Variable Rate Debt Security provides for stated interest at a single qualified floating rate or objective rate, all stated interest on the Debt Security is qualified stated interest and the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Debt Security.

  If a Variable Rate Debt Security does not provide for stated interest at a single qualified floating rate or objective rate, the amount of interest and OID accruals on the Debt Security are generally determined by (i) determining a fixed rate substitute for each variable rate provided under the Variable Rate Debt Security (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Debt Security), (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above), (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

  If a Variable Rate Debt Security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Debt Security is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Debt Security as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

  Short-Term Debt Securities. In general, an individual or other cash basis United States Holder of a short-term Debt Security is not required to accrue OID (as specially defined below for the purposes of this paragraph) for United States federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual basis United States Holders and certain other United States Holders, including banks, regulated investment companies, dealers in securities, common trust funds, United States Holders who hold Debt Securities as part of certain identified hedging transactions, certain pass-thru entities and cash basis United States Holders who so elect, are required to accrue OID on short-term Debt Securities on either a straight-line basis or under the constant-yield method (based on daily compounding), at the election of the United States Holder. In the case of a United States Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the short-term Debt Security will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant-yield method) through the date of sale or retirement. United States Holders who are not required and do not elect to accrue OID on short-term Debt Securities will be required to defer deductions for interest on borrowings allocable to short-term Debt Securities in an amount not exceeding the deferred income until the deferred income is realized.

  For purposes of determining the amount of OID subject to these rules, all interest payments on a shortterm Debt Security, including stated interest, are included in the short-term Debt Security's stated redemption price at maturity.

  Foreign Currency Discount Debt Securities. OID for any accrual period on a Discount Debt Security that is denominated in, or determined by reference to, a foreign currency will be determined in the foreign currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States Holder, as described under "Payments of Interest". Upon receipt of an amount attributable to OID (whether in connection with a payment of interest or the sale or retirement of a Debt Security), a United States Holder may recognize ordinary income or loss.

DEBT SECURITIES PURCHASED AT A PREMIUM

  A United States Holder that purchases a Debt Security for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium", in which case the amount required to be included in the United States Holder's income each year with respect to interest on the Debt Security will be reduced by the amount of amortizable bond premium allocable (based on the Debt Security's yield to maturity) to such year. In the case of a Debt Security that is denominated in, or determined by reference to, a foreign currency, bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of the foreign currency. At the time amortized bond premium offsets interest income, exchange gain or loss (taxable as ordinary income or loss) is realized measured by the difference between exchange rates at that time and at the time of the acquisition of the Debt Securities. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and is irrevocable without the consent of the Service. See also "Original Issue Discount--Election to Treat All Interest as Original Issue Discount".

PURCHASE, SALE AND RETIREMENT OF THE DEBT SECURITIES

  A United States Holder's tax basis in a Debt Security will generally be its U.S. dollar cost (as defined below), increased by the amount of any OID or market discount included in the United States Holder's income with respect to the Debt Security and the amount, if any, of income attributable to de minimis original issue discount and de minimis market discount included in the United States Holder's income with respect to the Debt Security, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Debt Security. The U.S. dollar cost of a Debt Security purchased with a foreign currency will generally be the U.S. dollar value of the purchase price on the date of purchase or, in the case of Debt Securities traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the purchase.

  A United States Holder will generally recognize gain or loss on the sale or retirement of a Debt Security equal to the difference between the amount realized on the sale or retirement and the tax basis of the Debt Security. The amount realized on a sale or retirement for an amount in foreign currency will be the U.S. dollar value of such amount on (i) the date payment is received in the case of a cash basis

United States Holder, (ii) the date of disposition in the case of an accrual basis United States Holder or (iii) in the case of Debt Securities traded on an established securities market, as defined in the applicable Treasury Regulations, sold by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the sale. Except to the extent described above under "Original Issue Discount--Short-Term Debt Securities" or "Original Issue Discount--Market Discount" or described in the next succeeding paragraph or attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Debt Security will be capital gain or loss and will be long-term capital gain or loss if the Debt Security was held for more than one year.

  Gain or loss recognized by a United States Holder on the sale or retirement of a Debt Security that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS

  Foreign currency received as interest on a Debt Security or on the sale or retirement of a Debt Security will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement. Foreign currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the foreign currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a foreign currency (including its use to purchase Debt Securities or upon exchange for U.S. dollars) will be ordinary income or loss.

INDEXED DEBT SECURITIES

  The applicable Prospectus Supplement will contain a discussion of any special United States federal income tax rules with respect to Debt Securities that are not subject to the rules governing Variable Rate Debt Securities payments on which are determined by reference to any index.

UNITED STATES ALIEN HOLDERS

  For purposes of this discussion, a "United States Alien Holder" is any holder of a Debt Security who is (i) a nonresident alien individual or (ii) a foreign corporation, partnership or estate or trust which is not subject to United States federal income tax on a net income basis in respect of income or gain from a Debt Security. This discussion assumes that the Debt Security is not subject to the rules of Section 871(h) (4) (A) of the Code (relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party). In addition, solely with respect to United States federal estate tax, the discussion assumes that the Debt Security had a maturity date, when issued, that was not less than 184 days from the date of issuance.

  Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

  (i) payments of principal, premium (if any) and interest, including OID, by the Company or any of its paying agents to any holder of a Debt Security that is a United States Alien Holder will not be subject to United States federal withholding tax if, in the case of interest or OID, (a) the beneficial owner of the Debt Security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Debt Security is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Debt Security certifies to the Company or its agent, under penalties of perjury, that it is not a United States Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Debt Security certifies to the Company or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

  (ii) a United States Alien Holder of a Debt Security will not be subject to United States federal withholding tax on any gain realized on the sale or exchange of a Debt Security; and

  (iii) a Debt Security held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if (a) the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (b) the income on the Debt Security would not have been effectively connected with a United States trade or business of the individual at the individual's death.

BEARER DEBT SECURITIES

  The applicable Prospectus Supplement will contain a discussion of any special United States federal income tax rules with respect to Debt Securities that are issued as Bearer Securities (including Debt Securities in permanent global form).

 Backup Withholdinq and Information Reporting

UNITED STATES HOLDERS

  In general, information reporting requirements will apply to payments of principal, any premium and interest on a Debt Security and the proceeds of the sale of a Debt Security before maturity within the United States to, and to the accrual of OID on a Discount Debt Security with respect to, non-corporate United States Holders, and "backup withholding" at a rate of 31% will apply to such payments and to payments of OID if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns.

UNITED STATES ALIEN HOLDERS

  Information reporting and backup withholding will not apply to payments of principal, premium (if any) and interest (including OID) made by the Company or a paying agent to a United States Alien Holder on a Debt Security if the certification described in clause (i) (c) under "United States Alien Holders" above is received, provided that the payor does not have actual knowledge that the holder is a United States person.

  Payments of the proceeds from the sale by a United States Alien Holder of a Debt Security made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a Debt Security to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                                   WARRANTS

  The applicable Prospectus Supplement will contain a discussion of the United States federal income tax consequences of purchasing Warrants.

                                PREFERRED STOCK

  The applicable Prospectus Supplement will contain a discussion of the United States federal income tax consequences of purchasing Preferred Stock, including Preferred Stock that is convertible into or exchangeable for Common Stock.

                             PLAN OF DISTRIBUTION

  The Company may sell Offered Securities to one or more underwriters for public offering and sale by them or may sell Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in an applicable Prospectus Supplement.


  Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as shall be set forth in any Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Act, as amended. Underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Act, and to reimbursement by the Company for certain expenses.

  If so indicated in an applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

  Each underwriter, dealer and agent participating in the distribution of any Offered Securities which are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, Offered

Securities in bearer form in the United States or to United States persons (other than qualifying financial institutions) during the restricted period (as defined in United States Treasury Regulations Section 1.163-
5(c)(2)(i)(D)(7)).

  The Securities may not be offered or sold directly or indirectly in Great Britain other than to persons whose ordinary business it is to buy or sell shares or debentures (except in circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985), and this Prospectus and any Prospectus Supplement or any other offering material relating to the Securities may not be distributed in or from Great Britain other than to persons whose business involves the acquisition and disposal, or the holding, of securities whether as principal or as agent.

  All Offered Securities will be a new issue of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the secondary market for any Offered Securities.

  Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

                        VALIDITY OF OFFERED SECURITIES

  The validity of the Offered Securities will be passed upon for the Company by Denis A. Demblowski, Esq., Senior Counsel of the Company, and for any underwriters or agents by Sullivan & Cromwell, New York, New York. Sullivan & Cromwell will rely, as to all matters governed by Pennsylvania law, on the opinion of Denis A. Demblowski, Esq. Mr. Demblowski is a participant in the stock option plan and various other employee benefit plans offered to employees of the Company. Sullivan & Cromwell also may act as special tax counsel to the Company in connection with the Offered Securities.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The consolidated financial statements and related schedules in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, incorporated by reference in this Prospectus, have been incorporated herein by reference in reliance upon the reports of Coopers & Lybrand L.L.P. given upon their authority as experts in auditing and accounting.

  With respect to the unaudited financial information for the periods ended March 31, June 30, September 30 1995 and 1994, incorporated by reference in this Prospectus, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE

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

COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

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